Exhibit 10.43

August 9, 2012

Bill Steckel

4025 Solitude Court

Westfield, IN 46062

Dear Bill,

This letter confirms our recent discussions regarding your employment with Great Lakes Dredge & Dock Company, LLC (GLDD). Listed below are the particular terms of this offer:

Position:	Senior Vice President & Chief Financial Officer

Report to:	Bruce Biemeck – President and COO through December 31, 2012 Jon Berger – CEO, effective January 1, 2013

Start Date:	To be determined

Base Salary:	Great Lakes Dredge and Dock Company will pay you an annual salary of $300,000 to be paid on GLDD’s regular paydays in accordance with its practices regarding payment of personnel.

Cash Bonus:	You are eligible to participate in the Annual Cash Bonus Plan or similar or successor plans as the Company may establish. Your target bonus is 40% of your base salary based upon a full year’s participation. Bonuses are determined based on company performance and individual performance, and are at management’s discretion. Bonuses are paid in March of the subsequent year. The earned bonus for 2012 will be prorated.

Equity:	You are eligible to participate in any equity based compensation plans established or maintained by the company per the terms of the plan then in effect including the Company’s 2007 Long-Term Incentive Plan and any successor thereto. The value of granted equity awards is targeted at 40% of your base salary.

Performance Reviews:	A personal performance and salary review will be completed near the end of each year. Salary increases resulting from these processes are largely based on your yearly Personal Performance Review and the company’s overall performance / profitability.

Relocation:	The following relocation assistance will be provided:

• Reasonable house hunting trips with spouse.

•    Reimbursement of reasonable and customary legal and closing costs incurred in the sale of your present home and the purchase of a new home. The company will not pay for loan origination fees, points or up front costs which are viewed as a mechanism to secure below market financing.

• Normal commission fees of an established realtor used for the sale of your house.

• Household goods shipment.

• Tax assistance (gross up for reimbursed expenses subject to income tax).

• Temporary living expenses as approved in advance by the President.

• One month salary for incidental moving expenses.

Benefits:	Effective on the first day of your employment, you will be eligible to participate in our Cigna OAP medical & dental plan. You will also have the opportunity to participate in the GLDD 401(k) plan that matches your contributions dollar for dollar up to 6% of your salary, as well as a profit sharing plan. The profit sharing award can range from 0 to 10% of base salary dependent upon the company’s performance and profitability throughout the calendar year and is deposited into your 401(k) account. The profit sharing payout has been at or exceeded 7% the last five years. The profit sharing portion of the plan has a three year vesting schedule. Please see the attached document for a summary of our benefits. Should you have any questions about our benefits please feel free to contact Maureen Kinn, Benefits & Payroll Manager, at 630-574-3454.

Vacation:	You will be eligible for fifteen (15) days of vacation annually. After five years of continuous employment, you will earn twenty-two (22) days of paid vacation per year.

Holidays:	Great Lakes Dredge and Dock Company recognizes eight (8) holidays. Those holidays are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve & Christmas Day. In addition, salaried employees on the payroll on January 1st shall be entitled to Two (2) floating holidays to be taken within the calendar year and subject to the approval of the employee’s supervisor. Salaried employees hired subsequent to January 1st and prior to July 1st shall be entitled to One (1) Floating Holiday.

Conditions:	This is a pre-employment offer and is contingent on the successful completion of a reference and background check. We must also be able to confirm your eligibility for employment in the US under the Immigration Reform and Control Act. On your first day of employment, please bring appropriate documentation for the completion of the I-9 Form. You must have at least one document from list A or one document from list B and C. Attached is a list of acceptable documents for I-9 purposes.

Please be advised that GLDD is an at-will company and your acceptance of this offer by no means constitutes a contract between GLDD and you. Please also treat this offer as “Company Proprietary”.

We are very excited about you joining the company. I feel confident that you will find your career with Great Lakes Dredge & Dock Company both challenging and rewarding. Should you require any additional information please contact me at (630)574-2948.

Please confirm receipt of this offer at your earliest convenience. It is requested that you consider this offer carefully and, regardless of your decision, please sign and return a copy of this letter as soon as possible.

Sincerely,

/s/ Bruce J. Biemeck

Bruce J. Biemeck

President and CFO

Great Lakes Dredge and Dock Company, LLC

ACCEPT	DECLINE

William S. Steckel
Printed Name	Printed Name

/s/ William S. Steckel
Signature	Signature

8/16/12
Date	Date